EXHIBIT 99.1
FirstCash Reports Record Fourth Quarter and Full-Year Earnings Results;
Declares Quarterly Dividend and Announces New Share Buyback Plan;
Issues 2020 Earnings Outlook
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Fort Worth, Texas (January 29, 2020) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of over 2,600 retail pawn stores in the U.S. and Latin America, today announced operating results for the fourth quarter and full-year ended December 31, 2019. In addition, the Board of Directors declared a $0.27 per share quarterly cash dividend to be paid in February 2020 and announced a new $100 million share repurchase authorization. The Company also initiated earnings guidance for 2020.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash completed another successful year, posting record fourth quarter and full-year 2019 revenue and net income results, highlighted by strong earnings growth from our core pawn operations. We also accelerated organic store growth in 2019 with a record 89 new store openings in Latin America, combined with acquisitions of 190 additional locations, which positions us for further revenue and earnings growth in 2020. The Company’s robust balance sheet and cash flows continue to support both the long-term expansion strategy and additional shareholder returns, including dividends and further share buyback programs.”

This release contains adjusted earnings measures, which exclude, among other things, merger and other acquisition expenses, certain non-cash foreign currency exchange gains and losses and non-recurring consumer lending wind-down costs, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2019	2018	2019	2018
Revenue	$498,362	$481,208	$498,362	$481,208
Net income	$54,154	$48,075	$53,836	$49,201
Diluted earnings per share	$1.27	$1.09	$1.26	$1.12
EBITDA (non-GAAP measure)	$90,292	$81,404	$89,823	$84,987
Weighted-average diluted shares	42,760	43,936	42,760	43,936

	Twelve Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2019	2018	2019	2018
Revenue	$1,864,439	$1,780,858	$1,864,439	$1,780,858
Net income	$164,618	$153,206	$167,900	$158,290
Diluted earnings per share	$3.81	$3.41	$3.89	$3.53
EBITDA (non-GAAP measure)	$299,495	$274,999	$303,782	$284,156
Weighted-average diluted shares	43,208	44,884	43,208	44,884

Consolidated Earnings Highlights

•
Diluted earnings per share increased 17% on a GAAP basis and 13% on an adjusted non-GAAP basis in the fourth quarter of 2019 compared to the prior-year quarter. For the full year, diluted earnings per share increased 12% on a GAAP basis and 10% on an adjusted non-GAAP basis compared to the prior year.

•
Year-over-year comparative earnings per share growth on both a GAAP and adjusted non-GAAP basis were negatively impacted by the expected contraction in non-core consumer lending revenues and costs associated with the Company’s previously announced wind-down of consumer lending operations in Ohio.

◦
Fourth quarter 2019 earnings were reduced by approximately $0.07 per share on both a GAAP and adjusted non-GAAP basis compared to the prior-year quarter as a result of non-core consumer lending contraction, while full-year GAAP basis and adjusted non-GAAP earnings per share were reduced by approximately $0.25 and $0.19, respectively, compared to the prior year.

◦
Excluding the earnings impact from consumer lending contraction, adjusted non-GAAP earnings per share would have increased 20% for the fourth quarter and 17% for the full year 2019 compared to the respective prior-year periods.

•
Consolidated revenues for the full year totaled $1.9 billion, a 5% increase over the prior year, while fourth quarter revenues increased 4% over the prior-year quarter. Revenues from core pawn operations, consisting of retail merchandise sales and pawn fees, increased 8% for the year and 6% for the quarter compared to the prior-year periods.

•
Total retail sales increased 8% for the year and 7% for the quarter. Despite significant holiday season competition from both traditional and internet-based retailers, same-store retail sales in the Company’s stores accelerated sequentially in the fourth quarter, increasing 4% on a U.S. dollar basis and 3% on a constant currency basis. These results improved significantly over the Company’s full-year 2019 same-store retail sales growth rate of 1% on both a dollar and constant currency basis as compared to the prior year. Of note, the Company sold over 14 million individual pre-owned items in 2019 that it believes makes it one of the largest resellers of recycled consumer products in the Americas.

•
Retail sales results were further bolstered by strong margins in 2019 that increased to 37% for the full year compared to 36% in the prior year, while fourth quarter retail margins remained solid at 36%.

•
Pawn fees grew 8% during 2019 and 4% in the fourth quarter, driven by store growth and continued yield improvements in existing stores. Same-store pawn fees grew 1% in the fourth quarter and 2% for the full year.

•
Consolidated net income was a record $165 million in 2019 and adjusted EBITDA surpassed $300 million for the first time, totaling a record $304 million. Growth in adjusted EBITDA during 2019 was 7% compared to the prior year, despite the significant year-over-year decline in the consolidated pre-tax earnings from consumer lending contraction.

•	Cash flow from operating activities for 2019 totaled $232 million, while adjusted free cash flow, a non-GAAP financial measure, was $223 million for 2019.

Acquisitions and Store Opening Highlights

•
A record 89 new pawn stores were opened in Latin America in 2019, a 71% increase over the 52 new stores opened last year. The 2019 openings included 70 stores in Mexico, 15 in Guatemala and four in Colombia.

•	In addition, a total of 190 stores were acquired in 2019, including 163 Prendamex locations in Mexico and 27 stores in the U.S.

•
In total, the store openings and acquisitions in 2019 added 279 locations across the U.S. and Latin America. Over 90% of the stores added in 2019 were located in Latin America where the number of pawn stores increased by 18% compared to 2018. Over the last three years, a total of 777 locations have been added, driving a 28% increase in the store count.

•
As of December 31, 2019, the Company operated 2,679 stores, with 1,623 stores in Latin America, representing 61% of the total store base, and 1,056 stores in the U.S. The Latin American locations include 1,548 stores in Mexico, 54 stores in Guatemala, 13 stores in El Salvador and eight stores in Colombia, while the U.S. stores are located in 24 states and the District of Columbia.

Note: Certain growth rates in “Latin America Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for 2019 was 19.3 pesos / dollar, an unfavorable change of 1% versus the comparable prior-year period, and for the fourth quarter of 2019 was 19.3 pesos / dollar, a favorable change of 3% versus the prior-year period.

Latin America Operations

•
Latin America revenues for the fourth quarter of 2019 increased 16% on a U.S. dollar basis and 13% on a constant currency basis, as compared to the fourth quarter of 2018. For the full year, Latin America revenues were a record $671 million, representing a 21% increase on both a U.S. dollar and constant currency basis compared to the prior year.

•
Revenue growth was driven by a 16% increase in retail sales and a 14% increase in pawn fees compared to the prior-year quarter. On a constant currency basis, retail sales and pawn fees increased 13% and 11%, respectively, as compared to the prior-year quarter. For the full year, retail sales and pawn fees increased 19% and 22%, respectively, compared to the prior year on both a U.S. dollar and constant currency basis.

•
Same-store core pawn revenues increased 8% on a U.S. dollar basis for the quarter and 5% on a constant currency basis. By component, same-store retail sales increased 8% on a U.S. dollar basis and 5% on a constant currency basis and same-store pawn fees increased 6% on a U.S. dollar basis and 3% on a constant currency basis compared to the prior-year quarter.

•
Pawn loans outstanding totaled a record $101 million at December 31, 2019, up 10% on a U.S. dollar basis and 6% on a constant currency basis versus the prior year. Same-store pawn loans at year end increased 1% on a U.S. dollar basis, while decreasing 3% on a constant currency basis compared to the prior year. Despite the slight decline in constant currency same-store loan balances, same-store pawn fees increased due to a 3% improvement in the effective pawn yield for the fourth quarter, reflecting a higher quality loan portfolio with a greater percentage of performing loans and simplification of rate structures in the Prendamex stores.

•
Segment retail margins were 34% for the full year compared to 36% in the prior year as fourth quarter retail margins of 32% were compressed in November largely due to ”buen fin” (Mexico’s black Friday) promotional discounting from mass-merchandise retailers in Mexico on certain highly competitive electronics categories such as phones and televisions. Of note, retail margins began to rebound in late December and are trending to more normalized levels of 35% to 36% thus far in January.

•
Inventory turns in Latin America for the year ended December 31, 2019 remained strong at 3.8 times, while inventories aged greater than one year as of December 31, 2019 remained low and in line with the prior-year period at 1%.

•
Primarily the result of the record number of new store openings that totaled 89 in 2019, store operating expenses increased 15% for the quarter, or 12% on a constant currency basis. Same-store operating expenses increased 3% in the fourth quarter of 2019, or 1% on a constant currency basis. Store depreciation and amortization costs also increased due to the increased level of store openings.

•
Latin America segment pre-tax operating income increased 13% in 2019 on both a U.S. dollar and constant currency basis. For the quarter, segment income increased 3%, or 1% on a constant currency basis, compared to the fourth quarter of 2018. The growth rates were impacted by the pre-tax expense drag associated with the 89 new store openings in 2019 compared to 52 in the prior year, which reduced 2019 segment contribution by approximately $2 million for the year and $0.5 million for the fourth quarter.

U.S. Operations

•
Total domestic revenues for the fourth quarter declined 3% compared to the fourth quarter of 2018 due to the previously disclosed and anticipated 86% decline in non-core consumer loan and credit services fees. Excluding consumer loan fees and scrap jewelry sales, core pawn revenues increased 1% for the quarter and 2% for the full year compared to the respective prior-year periods.

•
Net revenue (or gross profit), also impacted by the declines in non-core consumer lending operations in 2019, decreased 2% for the fourth quarter of 2019. Excluding consumer lending operations and wholesale scrap sales, net revenue from core pawn operations increased 2% compared to the prior-year quarter as a result of improvements in retail sales margins and pawn yields as highlighted below.

•
Despite competition from online retailers, the Company’s U.S. retail sales, which are almost exclusively generated from brick and mortar locations, increased 2% in total and 1% on a same-store basis compared to the prior-year quarter.

•
Retail sales margins increased to 39% and 38% for the three and twelve month periods ended December 31, 2019, respectively, compared to 37% in both of the respective prior-year periods. Coupled with the increase in top-line retail sales, the net revenue or gross profit from retail operations increased 5% for the quarter and 6% for the year. The margin improvements continued to be primarily a function of increasing the percentage of inventory purchased directly from customers in legacy Cash America stores, as purchased inventory typically turns faster with higher margins than inventory acquired from forfeited pawn loans.

•
Total and same-store pawn fees in the fourth quarter were even compared to the prior-year quarter despite slightly lower levels of pawn receivables, reflecting ongoing improvement in effective pawn yields which improved by 2% quarter-over-quarter.

•
Same-store pawn balances improved sequentially, as pawn loans outstanding at December 31, 2019 totaled $269 million, a decrease of 1% in total and on a same-store basis compared to a 3% decline at the end of September 2019. The small decrease in pawn receivables at year end remains primarily related to the 14% quarter-over-quarter increase in inventory purchased directly from customers not interested in getting a loan, mostly from the legacy Cash America stores. The Company expects to fully anniversary the increased “buy” percentages in the first half of 2020.

•
Inventories at December 31, 2019 declined $19 million, or 9%, primarily from further strategic reductions in overall inventory levels. As of December 31, 2019, U.S. inventories aged greater than one year were 3% compared to 4% aged inventories a year ago.

•
Inventory turns in the U.S. increased to 2.8 times for the year ended December 31, 2019 compared to 2.7 times for the year ended December 31, 2018. Inventory turns in the U.S. are slower than in Latin America due to the larger jewelry component in the U.S. compared to a greater general merchandise inventory component in Latin America.

•
U.S. segment pre-tax operating income for the full year was flat and decreased 3% for the quarter compared to the comparable prior-year periods, which included the significant impact of the accelerated contraction in non-core consumer lending operations in 2019. Excluding the impact from non-core consumer lending and Ohio wind-down costs, the adjusted U.S. segment pre-tax operating income (a non-GAAP measure) for the quarter increased 3% compared to the prior-year quarter, and for the full year the segment pre-tax operating income increased 6% on an adjusted non-GAAP basis.

•
Segment pre-tax operating margin was 22% for the fourth quarter of 2019 and 20% for the full year. Excluding the impact from non-core consumer lending and Ohio wind-down costs, the adjusted U.S. segment pre-tax operating margin (a non-GAAP measure) was 22% for the fourth quarter and 20% for full-year 2019 compared to 21% and 19% in the respective prior-year periods.

Consumer Lending Contraction and Ohio Wind-Down Costs

•
As previously disclosed, the Company ceased offering unsecured consumer lending products in all of its Ohio locations, effective April 26, 2019, in response to state-level regulatory changes impacting such products. As a result, 52 of the Company’s Ohio Cashland locations were closed during the second quarter of 2019. Despite the loss of consumer lending revenues, the remaining 67 locations in Ohio collectively had 11% year-over-year growth in pawn loans by the end of 2019 and are expected to continue operating as full-service pawnshops.

•
As a result of exiting the Ohio consumer lending business, the Company incurred non-recurring wind-down costs of approximately $2.7 million, net of tax, for the year ended December 31, 2019, which is excluded from adjusted net income and adjusted earnings per share. These charges include increased loan loss provisions, employee severance, lease termination payments and other exit costs.

•
During 2019, the Company closed two additional stand-alone consumer loan stores in Texas and ceased offering unsecured consumer loans and/or credit services as ancillary products in 110 of its pawnshops located in Texas, Louisiana and Kentucky. The Company currently offers unsecured consumer loans or credit services in only 47 remaining locations in three U.S. states, of which 41 of the locations are full-service pawnshops only offering such services as a minor ancillary product. The Company expects to further reduce the number of locations offering unsecured consumer lending products and/or credit services in the future.

•
As a result of the Ohio store closings and the Company’s continued de-emphasis on consumer lending operations, U.S. consumer lending revenues declined $11 million, or 86%, in the fourth quarter and $35 million, or 64%, for the full year of 2019, compared to the respective prior-year periods. Total revenues from consumer loan and credit services operations were $20 million in 2019, accounting for only 1% of the Company’s total revenues. For 2020, the Company expects such revenues to further decline to approximately $5 million and account for approximately one quarter of one percent, or 0.25%, of total revenues.

Cash Dividend and Stock Repurchases

•
The Board of Directors declared a $0.27 per share first quarter cash dividend on common shares outstanding, which will be paid on February 28, 2020 to stockholders of record as of February 14, 2020. This represents an 8% increase over the dividend of $0.25 per share paid in the first quarter of 2019. Any future dividends are subject to approval by the Company’s Board of Directors.

•	During the fourth quarter, the Company repurchased 554,000 shares at an aggregate cost of $47 million. For the full year, the Company repurchased 1,305,000 shares at an aggregate cost of $114 million.

•
Since the merger with Cash America in September 2016 and through December 31, 2019, the Company has repurchased a total of 6,264,000 shares, or 31% of the shares issued as a result of the merger, at an average repurchase price of $76.87 per share, resulting in a 13% reduction in the total number of shares outstanding immediately following the merger.

•
Subsequent to year end and through January 28, 2020, the Company repurchased an additional 332,000 shares at an aggregate cost of $28 million and expects to complete the $100 million share repurchase program authorized in October 2018 by the end of January.

•
On January 28, 2020, the Board of Directors approved a new share repurchase authorization of up to $100 million of repurchases. Future share repurchases are subject to expected liquidity, debt covenant restrictions and other relevant factors.

Liquidity and Return Metrics

•
The Company generated $232 million in cash flows from operations and $223 million in adjusted free cash flows during 2019 compared to $243 million of cash flow from operations and $225 million of adjusted free cash flow during 2018. Current period free cash flow includes the impact of accelerated store expansion activities in Latin America, while the prior-year comparative amount included a $21 million cash inflow from a non-recurring tax refund related to the merger.

•
During 2019, the Company invested $166 million of its free cash flows including $44 million for new store build-outs and maintenance capital expenditures, $47 million for acquisitions and $75 million for real estate purchases, primarily at existing locations. An additional $158 million went to shareholder payouts in the form of dividends which totaled $44 million and share repurchases of $114 million which represented a 96% payout ratio as a percentage of net income.

•
Outstanding debt at December 2019 included $300 million in senior notes and $335 million outstanding on the bank line of credit, representing an increase of only $40 million compared to the prior year. The Company continues to maintain excellent liquidity ratios. The net debt ratio, which is calculated using a non-GAAP financial measure, for the year ended December 31, 2019 was 1.9 to 1 compared to 1.8 to 1 a year ago.

•
In December 2019, the Company amended its unsecured credit facility to increase the total lender commitment from $425 million to $500 million and extend the term of the facility through December 19, 2024. An additional bank was added to the lender group, and the increased commitment gives the Company additional flexibility to support its long-term growth and shareholder return strategies.

•
Return on assets for 2019 was 7%, while the return on tangible assets was 15% for the same period, which compares to 7% and 14% returns, respectively, for 2018. The return on assets for 2019 was negatively impacted by the first-time inclusion of the operating lease right of use asset, arising from the implementation of the Financial Accounting Standards Board’s new lease accounting standard, which was not included on the balance sheet prior to January 1, 2019. Return on tangible assets is a non-GAAP financial measure and is calculated by excluding goodwill, intangible assets, net and the operating lease right of use asset from the respective return calculations.

•
Return on equity was 12% for the year, while the return on tangible equity was 53%. This compares to returns of 11% and 38%, respectively, for the prior year. Return on tangible equity is a non-GAAP financial measure and is calculated by excluding goodwill and intangible assets, net from the respective return calculations.

2020 Outlook

•
The Company is initiating full-year 2020 guidance for diluted earnings per share to be in a range of $4.05 to $4.25. Estimated 2020 diluted earnings per share represents an increase of 6% to 12% over the prior-year GAAP basis diluted earnings per share of $3.81.

•
As described in more detail below, the guidance for 2020 includes the impact of an expected reduction in U.S. segment earnings from unsecured consumer lending operations of approximately $0.13 per share. Additionally, the guidance is impacted by approximately $0.12 per share related to conservative assumptions for foreign currency exchange rates, increases in the effective tax rate and the year-over-year increase in the projected number of new store openings.

•	Excluding these impacts, estimated earnings per share in 2020 are expected to increase in the range of 11% to 16% compared to 2019 adjusted earnings per share of $3.89.

•
Comparative earnings for the first five months of 2020 will be particularly impacted by the discontinuance of the Company’s Ohio consumer lending operations until fully lapped in May. Accordingly, the Company is providing quarterly guidance for the first quarter of 2020 with an expectation of adjusted diluted earnings per share to be in the range of $0.85 to $0.95, reflecting an expected decrease in first quarter consumer lending revenues of approximately 89% compared to the same prior-year quarter.

•	The estimate of expected diluted earnings per share for 2020 includes the following assumptions:

◦
An anticipated earnings drag of approximately $0.12 to $0.14 per share during 2020, primarily due to the further strategic reductions in the Company’s consumer lending operations. The Company is currently modeling total consumer lending revenues for 2020 to be approximately $5 million, which represents an estimated 75% reduction compared to 2019 consumer lending revenues. Consumer lending operations are expected to account for approximately one quarter of one percent, or 0.25%, of total revenues in 2020.

◦
Given past volatility in foreign exchange rates, the Company continues to use an estimated average foreign currency exchange rate of 20.0 Mexican pesos / U.S. dollar for 2020. This compares to an average rate of 19.3 in 2019, which results in an expected earnings headwind of approximately $0.07 to $0.08 per share for 2020 when compared to actual 2019 results. Each full Mexican peso change in the exchange rate to the U.S. dollar represents approximately $0.10 to $0.12 per share of annualized earnings impact.

◦	The effective income tax rate is expected to range from 27.0% to 27.5% for 2020 compared to the actual rate of 26.7% in 2019, which represents approximately $0.03 to $0.05 of earnings headwind.

◦	Plans to open approximately 90 to 100 new full-service pawn stores in 2020 in Latin America, which includes openings in Mexico, Guatemala and Colombia.

◦	While the potential for opportunistic acquisitions is expected to continue, the current earnings guidance does not include assumptions for any acquisitions in 2020.

◦	The Company expects to continue repurchasing shares in 2020, with a targeted shareholder payout ratio, which includes share repurchases and dividends, of approximately 75% of net income.

Additional Commentary and Analysis

Mr. Wessel further commented on the 2019 results, “We are pleased to report both fourth quarter and full-year results that delivered increased revenues and strong earnings growth from the Company’s core pawn operations. As we begin 2020, we remain committed to future revenue growth and continued profitability improvements in both the U.S. and Latin America.

“Our U.S. results in the fourth quarter continued to reflect stable demand and improving margins for core pawn products, as we posted a 5% increase in retail gross profit with 39% retail margins, which are the highest margins achieved by the Company since the merger with Cash America in 2016. Pawn lending metrics improved as well, with a 2% increase in the effective pawn yield and solid sequential improvement in same-store pawn receivable balances during the fourth quarter. Looking ahead, we believe we are on target to see positive overall same-store pawn receivable comps in the U.S. sometime in the first half of 2020 and expect retail margins and pawn yields to continue trending positively, as well.

“We also continued to wind down the small amount of remaining non-core unsecured consumer lending products in the U.S. during 2019, including the elimination of these products in all of our Ohio locations due to state regulatory restrictions that went into effect in April 2019. A portion of the improvement in U.S. pawn activity came from the 67 remaining Ohio stores, now operating solely as pawnshops, which saw an 11% year-over-year increase in pawn loans which, for FirstCash, is a positive by-product of the regulatory change.

“In Latin America, retail sales growth in the fourth quarter remained solid, up 13% in total and up 5% on a same-store, constant currency basis, which were especially strong results compared to other large discount retailers in the fourth quarter. Inventory turns also remained high while aged inventory levels were still low at 1% at year end. Even with anticipated temporary softness in Mexico pawn receivables, revenue from pawn fees exceeded internal expectations as they were up on a constant currency basis by 11% in total and 3% from same-stores, indicating improved yields on a higher quality loan portfolio. At this point, the previously noted impact of recently implemented social welfare programs on pawn demand in Mexico appears to be moderating and we expect that fundamental demand will begin to rebound in the second half of 2020 based on historical patterns.

“We re-accelerated organic store growth in 2019 with a record level of de novo store openings that we anticipate to be a new baseline for future annual store growth expectations. The 89 stores we added in Latin America and the 190 stores we acquired in Mexico and the U.S. over the past year are expected to help drive 2020 revenue and earnings growth across multiple markets. The 529 Prendamex stores acquired over the past two years continue to perform well. Constant currency same-store core revenues in these locations were up 31% in the fourth quarter, which included a 46% increase in retail sales, and we are now starting to realize expense synergies, which contributed to the sequential decline in administrative expenses in the fourth quarter.

“The cash flows and the balance sheet of FirstCash remained strong in 2019, as well. During the fourth quarter, we again raised the quarterly cash dividend, which marks three consecutive years of dividend increases. In addition, the Company expects to complete its current outstanding buyback plan by the end of January, which will be the fifth $100 million buyback plan completed since 2017, and the Board of Directors has authorized another $100 million share repurchase plan.

“As the Company continues to grow, we recently increased the size of the revolving bank credit facility from $425 million to $500 million through the addition of another large bank and extended its term for a full five years. Our net debt to adjusted EBITDA ratio remains under 2 to 1, giving us significant flexibility to support future store openings and acquisition opportunities as they arise while allowing us to maintain robust shareholder payouts from dividends and buybacks.

“The earnings guidance for 2020 reflects continued growth from core pawn operations which more than offsets the final remaining headwinds from exiting the consumer loan business in Ohio, which will be fully lapped after the second quarter. The guidance also reflects conservative assumptions for both LatAm pawn receivable growth in the first half of 2020 and the Mexican peso exchange rate for the full year. Of other note, the 2020 guidance reflects continued earnings drag from approximately 90 to 100 planned new store openings but does not assume earnings growth from any potential acquisitions that may happen in 2020.

“In summary, we also take time to note the tremendous growth of the Company over the past ten years. Our market cap has grown over the past decade from less than $700 million to over $3.4 billion and FirstCash has delivered a total shareholder return of 282% over the past ten years, which is well above market returns. As we enter the new decade, we remain committed to further delivering revenue and earnings growth to drive long-term value and meaningful returns to our shareholders,” concluded Rick Wessel, chief executive officer.

About FirstCash

FirstCash is the leading international operator of pawn stores with more than 2,600 retail pawn locations and 21,000 employees in 24 U.S. states, the District of Columbia and four countries in Latin America including Mexico, Guatemala, El Salvador and Colombia. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in the Company’s 2018 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2019, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed subsequently by the Company with the SEC, including the Company’s forthcoming annual report on Form 10-K. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Retail merchandise sales	$331,208	$309,614	$1,175,561	$1,091,614
Pawn loan fees	143,830	137,728	564,824	525,146
Wholesale scrap jewelry sales	21,524	20,971	103,876	107,821
Consumer loan and credit services fees	1,800	12,895	20,178	56,277
Total revenue	498,362	481,208	1,864,439	1,780,858

Cost of revenue:
Cost of retail merchandise sold	211,643	195,308	745,861	696,666
Cost of wholesale scrap jewelry sold	19,125	19,534	96,072	99,964
Consumer loan and credit services loss provision	330	4,366	4,159	17,461
Total cost of revenue	231,098	219,208	846,092	814,091

Net revenue	267,264	262,000	1,018,347	966,767

Expenses and other income:
Store operating expenses	150,521	145,210	595,539	563,321
Administrative expenses	27,908	32,343	122,334	120,042
Depreciation and amortization	10,846	9,876	41,904	42,961
Interest expense	8,195	8,580	34,035	29,173
Interest income	(267)	(228)	(1,055)	(2,444)
Merger and other acquisition expenses	256	2,069	1,766	7,643
(Gain) loss on foreign exchange	(1,713)	974	(787)	762
Total expenses and other income	195,746	198,824	793,736	761,458

Income before income taxes	71,518	63,176	224,611	205,309

Provision for income taxes	17,364	15,101	59,993	52,103

Net income	$54,154	$48,075	$164,618	$153,206

Earnings per share:
Basic	$1.27	$1.10	$3.83	$3.42
Diluted	1.27	1.09	3.81	3.41

Weighted-average shares outstanding:
Basic	42,534	43,795	43,020	44,777
Diluted	42,760	43,936	43,208	44,884

Dividends declared per common share	$0.27	$0.25	$1.02	$0.91

FIRSTCASH, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$46,527	$71,793
Fees and service charges receivable	46,686	45,430
Pawn loans	369,527	362,941
Consumer loans, net	751	15,902
Inventories	265,256	275,130
Income taxes receivable	875	1,379
Prepaid expenses and other current assets	11,367	17,317
Total current assets	740,989	789,892

Property and equipment, net	336,167	251,645
Operating lease right of use asset	304,549	—
Goodwill	948,643	917,419
Intangible assets, net	85,875	88,140
Other assets	11,506	49,238
Deferred tax assets	11,711	11,640
Total assets	$2,439,440	$2,107,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$72,398	$96,928
Customer deposits	39,736	35,368
Income taxes payable	4,302	749
Lease liability, current (1)	86,466	—
Total current liabilities	202,902	133,045

Revolving unsecured credit facility	335,000	295,000
Senior unsecured notes	296,568	295,887
Deferred tax liabilities	61,431	54,854
Lease liability, non-current (1)	193,504	—
Other liabilities	—	11,084
Total liabilities	1,089,405	789,870

Stockholders’ equity:
Common stock	493	493
Additional paid-in capital	1,231,528	1,224,608
Retained earnings	727,476	606,810
Accumulated other comprehensive loss	(96,969)	(113,117)
Common stock held in treasury, at cost	(512,493)	(400,690)
Total stockholders’ equity	1,350,035	1,318,104
Total liabilities and stockholders’ equity	$2,439,440	$2,107,974

(1)
The Company adopted ASC 842 prospectively as of January 1, 2019, using the transition method that required prospective application from the adoption date. As a result of the transition method used, ASC 842 was not applied to periods prior to adoption and the adoption of ASC 842 had no impact on the Company’s comparative prior periods presented.

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	Latin America operations - Includes all pawn operations in Latin America, which includes operations in Mexico, Guatemala, El Salvador and Colombia.

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars, and therefore, wholesale scrap jewelry sales revenue is not affected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars, which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	December 31,		Favorable /
	2019	2018	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	18.8	19.7	5%
Three months ended	19.3	19.8	3%
Twelve months ended	19.3	19.2	(1)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.7	—%
Three months ended	7.7	7.7	—%
Twelve months ended	7.7	7.5	(3)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,277	3,250	(1)%
Three months ended	3,404	3,166	(8)%
Twelve months ended	3,280	2,956	(11)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America operations segment as of December 31, 2019 as compared to December 31, 2018 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				December 31,
	As of December 31,			2019	Increase
	2019	2018	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$100,734	$91,357	10%	$96,640	6%
Inventories	83,936	75,152	12%	80,490	7%
	$184,670	$166,509	11%	$177,130	6%

Average outstanding pawn loan amount (in ones)	$71	$68	4%	$68	—%

Composition of pawn collateral:
General merchandise	67%	74%
Jewelry	33%	26%
	100%	100%

Composition of inventories:
General merchandise	66%	68%
Jewelry	34%	32%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended December 31, 2019 as compared to the three months ended December 31, 2018 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			December 31,	Increase /
	December 31,		Increase /	2019	(Decrease)
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$132,906	$114,514	16%	$129,384	13%
Pawn loan fees	47,562	41,733	14%	46,308	11%
Wholesale scrap jewelry sales	6,653	5,647	18%	6,653	18%
Total revenue	187,121	161,894	16%	182,345	13%

Cost of revenue:
Cost of retail merchandise sold	89,866	73,050	23%	87,490	20%
Cost of wholesale scrap jewelry sold	5,524	5,429	2%	5,380	(1)%
Consumer loan loss provision (1)	—	17	(100)%	—	(100)%
Total cost of revenue	95,390	78,496	22%	92,870	18%

Net revenue	91,731	83,398	10%	89,475	7%

Segment expenses:
Store operating expenses	48,221	42,076	15%	47,064	12%
Depreciation and amortization	3,947	2,969	33%	3,860	30%
Total segment expenses	52,168	45,045	16%	50,924	13%

Segment pre-tax operating income	$39,563	$38,353	3%	$38,551	1%

(1)	The Company discontinued offering an unsecured consumer loan product in Latin America, effective June 30, 2018.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the twelve months ended December 31, 2019 as compared to the twelve months ended December 31, 2018 (dollars in thousands):

				Constant Currency Basis
				Twelve Months
				Ended
	Twelve Months Ended			December 31,	Increase /
	December 31,		Increase /	2019	(Decrease)
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$453,434	$382,020	19%	$454,431	19%
Pawn loan fees	185,429	151,740	22%	185,826	22%
Wholesale scrap jewelry sales	32,063	22,103	45%	32,063	45%
Consumer loan fees (1)	—	860	(100)%	—	(100)%
Total revenue	670,926	556,723	21%	672,320	21%

Cost of revenue:
Cost of retail merchandise sold	297,950	246,150	21%	298,621	21%
Cost of wholesale scrap jewelry sold	30,131	21,656	39%	30,191	39%
Consumer loan loss provision (1)	—	238	(100)%	—	(100)%
Total cost of revenue	328,081	268,044	22%	328,812	23%

Net revenue	342,845	288,679	19%	343,508	19%

Segment expenses:
Store operating expenses	183,031	149,224	23%	183,562	23%
Depreciation and amortization	14,626	11,333	29%	14,687	30%
Total segment expenses	197,657	160,557	23%	198,249	23%

Segment pre-tax operating income	$145,188	$128,122	13%	$145,259	13%

(1)	The Company discontinued offering an unsecured consumer loan product in Latin America, effective June 30, 2018.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net, as well as other earning asset metrics of the U.S. operations segment as of December 31, 2019 as compared to December 31, 2018 (dollars in thousands, except as otherwise noted):

	As of December 31,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$268,793	$271,584	(1)%
Inventories	181,320	199,978	(9)%
Consumer loans, net (1)	751	15,902	(95)%
	$450,864	$487,464	(8)%

Average outstanding pawn loan amount (in ones)	$177	$172	3%

Composition of pawn collateral:
General merchandise	34%	34%
Jewelry	66%	66%
	100%	100%

Composition of inventories:
General merchandise	47%	42%
Jewelry	53%	58%
	100%	100%

Percentage of inventory aged greater than one year	3%	4%

(1)
The Company ceased offering unsecured consumer lending and credit services products in all its Ohio locations on April 26, 2019 and closed 52 Ohio locations during the second quarter of 2019. See “Consumer Lending Contraction and Ohio Wind-Down Costs” for further discussion.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended December 31, 2019 as compared to the three months ended December 31, 2018 (dollars in thousands):

	Three Months Ended
	December 31,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$198,302	$195,100	2%
Pawn loan fees	96,268	95,995	—%
Wholesale scrap jewelry sales	14,871	15,324	(3)%
Consumer loan and credit services fees (1)	1,800	12,895	(86)%
Total revenue	311,241	319,314	(3)%

Cost of revenue:
Cost of retail merchandise sold	121,777	122,258	—%
Cost of wholesale scrap jewelry sold	13,601	14,105	(4)%
Consumer loan and credit services loss provision (1)	330	4,349	(92)%
Total cost of revenue	135,708	140,712	(4)%

Net revenue	175,533	178,602	(2)%

Segment expenses:
Store operating expenses	102,300	103,134	(1)%
Depreciation and amortization	5,333	5,144	4%
Total segment expenses	107,633	108,278	(1)%

Segment pre-tax operating income	$67,900	$70,324	(3)%

(1)
The Company ceased offering unsecured consumer lending and credit services products in all its Ohio locations on April 26, 2019 and closed 52 Ohio locations during the second quarter of 2019. See “Consumer Lending Contraction and Ohio Wind-Down Costs” for further discussion.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the twelve months ended December 31, 2019 as compared to the twelve months ended December 31, 2018 (dollars in thousands):

	Twelve Months Ended
	December 31,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$722,127	$709,594	2%
Pawn loan fees	379,395	373,406	2%
Wholesale scrap jewelry sales	71,813	85,718	(16)%
Consumer loan and credit services fees (1)	20,178	55,417	(64)%
Total revenue	1,193,513	1,224,135	(3)%

Cost of revenue:
Cost of retail merchandise sold	447,911	450,516	(1)%
Cost of wholesale scrap jewelry sold	65,941	78,308	(16)%
Consumer loan and credit services loss provision (1)	4,159	17,223	(76)%
Total cost of revenue	518,011	546,047	(5)%

Net revenue	675,502	678,088	—%

Segment expenses:
Store operating expenses	412,508	414,097	—%
Depreciation and amortization	20,860	21,021	(1)%
Total segment expenses	433,368	435,118	—%

Segment pre-tax operating income	$242,134	$242,970	—%

(1)
The Company ceased offering unsecured consumer lending and credit services products in all its Ohio locations on April 26, 2019 and closed 52 Ohio locations during the second quarter of 2019. See “Consumer Lending Contraction and Ohio Wind-Down Costs” for further discussion.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s Latin America operations segment and U.S. operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Consolidated Results of Operations
Segment pre-tax operating income:
Latin America operations segment pre-tax operating income	$39,563	$38,353	$145,188	$128,122
U.S. operations segment pre-tax operating income	67,900	70,324	242,134	242,970
Consolidated segment pre-tax operating income	107,463	108,677	387,322	371,092

Corporate expenses and other income:
Administrative expenses	27,908	32,343	122,334	120,042
Depreciation and amortization	1,566	1,763	6,418	10,607
Interest expense	8,195	8,580	34,035	29,173
Interest income	(267)	(228)	(1,055)	(2,444)
Merger and other acquisition expenses	256	2,069	1,766	7,643
(Gain) loss on foreign exchange	(1,713)	974	(787)	762
Total corporate expenses and other income	35,945	45,501	162,711	165,783

Income before income taxes	71,518	63,176	224,611	205,309

Provision for income taxes	17,364	15,101	59,993	52,103

Net income	$54,154	$48,075	$164,618	$153,206

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following tables detail store count activity:

	Three Months Ended December 31, 2019
	Latin America	U.S.
	Operations Segment	Operations Segment (1)	Total Locations
Total locations, beginning of period	1,612	1,053	2,665
New locations opened	14	—	14
Locations acquired	—	7	7
Locations closed or consolidated	(3)	(4)	(7)
Total locations, end of period	1,623	1,056	2,679

	Twelve Months Ended December 31, 2019
	Latin America	U.S.
	Operations Segment	Operations Segment (1)	Total Locations
Total locations, beginning of period	1,379	1,094	2,473
New locations opened	89	—	89
Locations acquired	163	27	190
Locations closed or consolidated (2)	(8)	(65)	(73)
Total locations, end of period	1,623	1,056	2,679

(1)
At December 31, 2019, includes six consumer loan locations located in Texas, which only offer credit services products. This compares to 17 consumer loan locations which only offered consumer loans and/or credit services as of December 31, 2018. At December 31, 2019, 41 of the pawn stores, primarily located in Texas, also offered consumer loans and/or credit services primarily as an ancillary product. This compares to 262 U.S. pawn locations which offered such products as of December 31, 2018.

(2)
Includes the closing of 52 Ohio locations and two other locations in Texas primarily focused on consumer lending products. See “Consumer Lending Contraction and Ohio Wind-Down Costs” for additional discussion of these store closings.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, constant currency results, return on tangible assets, return on tangible equity and adjusted segment pre-tax operating income and margin as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and other acquisition expenses to allow more accurate comparisons of the financial results to prior periods and because the Company does not consider these merger and other acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. The Company believes that providing adjusted non-GAAP measures, which exclude these and other items, allows management and investors to consider the ongoing operations of the business both with, and without, such expenses. Merger and other acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates which results in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these unrealized remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods due to the adoption of ASC 842 on January 1, 2019.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Return on Tangible Assets, Return on Tangible Equity and Adjusted Segment Pre-Tax Operating Income and Margin

Management believes the presentation of adjusted net income, adjusted diluted earnings per share, return on tangible assets, return on tangible equity and adjusted segment pre-tax operating income and margin provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance of its continuing operations. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2019		2018		2019		2018
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$54,154	$1.27	$48,075	$1.09	$164,618	$3.81	$153,206	$3.41
Adjustments, net of tax:
Merger and other acquisition expenses	179	—	1,454	0.03	1,276	0.03	5,412	0.12
Non-cash foreign currency gain related to lease liability	(619)	(0.01)	—	—	(653)	(0.01)	—	—
Ohio consumer lending wind-down costs and asset impairments	122	—	1,166	0.03	2,659	0.06	1,166	0.03
Net tax benefit from Tax Act	—	—	(1,494)	(0.03)	—	—	(1,494)	(0.03)
Adjusted net income and diluted earnings per share	$53,836	$1.26	$49,201	$1.12	$167,900	$3.89	$158,290	$3.53

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended December 31,
	2019			2018
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$256	$77	$179	$2,069	$615	$1,454
Non-cash foreign currency gain related to lease liability	(884)	(265)	(619)	—	—	—
Ohio consumer lending wind-down costs and asset impairments	159	37	122	1,514	348	1,166
Net tax benefit from Tax Act	—	—	—	—	1,494	(1,494)
Total adjustments	$(469)	$(151)	$(318)	$3,583	$2,457	$1,126

	Twelve Months Ended December 31,
	2019			2018
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$1,766	$490	$1,276	$7,643	$2,231	$5,412
Non-cash foreign currency gain related to lease liability	(933)	(280)	(653)	—	—	—
Ohio consumer lending wind-down costs and asset impairments	3,454	795	2,659	1,514	348	1,166
Net tax benefit from Tax Act	—	—	—	—	1,494	(1,494)
Total adjustments	$4,287	$1,005	$3,282	$9,157	$4,073	$5,084

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a calculation of return on tangible assets and return on tangible equity (dollars in thousands):

	December 31,
	2019	2018
Return on tangible assets calculation:
Average total assets	$2,342,095	$2,060,115
Adjustments:
Average goodwill	(935,210)	(871,294)
Average intangible assets, net	(87,099)	(90,517)
Average operating lease right of use asset	(236,907)	—
Average tangible assets	$1,082,879	$1,098,304
Net income	$164,618	$153,206
Return on tangible assets	15%	14%

Return on tangible equity calculation:
Average stockholders’ equity	$1,331,935	$1,367,899
Adjustments:
Average goodwill	(935,210)	(871,294)
Average intangible assets, net	(87,099)	(90,517)
Average tangible equity	$309,626	$406,088
Net income	$164,618	$153,206
Return on tangible equity	53%	38%

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a calculation of U.S. segment pre-tax operating income and U.S. segment pre-tax operating margin excluding the contribution from consumer lending operations and Ohio store closures (dollars in thousands):

	Three Months Ended
	December 31,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment Pre-Tax Operating Income:
Segment pre-tax operating income	$67,900	$70,324	(3)%
Less contribution from consumer lending operations and Ohio wind-down costs:
Consumer loan and credit services fees	1,800	12,895
Consumer loan and credit services loss provision	(330)	(4,349)
Net revenue from consumer loan and credit services	1,470	8,546
Store operating expenses	(225)	(3,173)
Contribution from consumer lending operations and Ohio wind-down costs	1,245	5,373	(77)%
Adjusted segment pre-tax operating income	$66,655	$64,951	3%

	Twelve Months Ended
	December 31,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment Pre-Tax Operating Income:
Segment pre-tax operating income	$242,134	$242,970	—%
Less contribution from consumer lending operations and Ohio wind-down costs:
Consumer loan and credit services fees	20,178	55,417
Consumer loan and credit services loss provision	(4,159)	(17,223)
Net revenue from consumer loan and credit services	16,019	38,194
Store operating expenses	(5,994)	(14,554)
Contribution from consumer lending operations and Ohio wind-down costs	10,025	23,640	(58)%
Adjusted segment pre-tax operating income	$232,109	$219,330	6%

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED

	Three Months Ended
	December 31,
	2019	2018
U.S. Operations Segment Pre-Tax Operating Margin:
U.S. operations segment revenue	$311,241	$319,314
Less consumer loan and credit services fees	(1,800)	(12,895)
Adjusted U.S. operations segment revenue	309,441	306,419
Adjusted U.S. operations segment pre-tax operating income	66,655	64,951
Adjusted U.S. operations segment pre-tax operating margin	22%	21%

	Twelve Months Ended
	December 31,
	2019	2018
U.S. Operations Segment Pre-Tax Operating Margin:
U.S. operations segment revenue	$1,193,513	$1,224,135
Less consumer loan and credit services fees	(20,178)	(55,417)
Adjusted U.S. operations segment revenue	1,173,335	1,168,718
Adjusted U.S. operations segment pre-tax operating income	232,109	219,330
Adjusted U.S. operations segment pre-tax operating margin	20%	19%

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019		2018
Net income	$54,154	$48,075		$164,618		$153,206
Income taxes	17,364	15,101		59,993		52,103
Depreciation and amortization	10,846	9,876		41,904		42,961
Interest expense	8,195	8,580		34,035		29,173
Interest income	(267)	(228)		(1,055)		(2,444)
EBITDA	90,292	81,404		299,495		274,999
Adjustments:
Merger and other acquisition expenses	256	2,069		1,766		7,643
Non-cash foreign currency gain related to lease liability	(884)	—		(933)		—
Ohio consumer lending wind-down costs and asset impairments	159	1,514		3,454		1,514
Adjusted EBITDA	$89,823	$84,987		$303,782		$284,156

Net debt ratio calculation:
Total debt (outstanding principal)				$635,000		$595,000
Less: cash and cash equivalents				(46,527)		(71,793)
Net debt				$588,473		$523,207
Adjusted EBITDA				$303,782		$284,156
Net debt ratio (net debt divided by adjusted EBITDA)			1.9	:1	1.8	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and other acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

	Twelve Months Ended
	December 31,
	2019	2018
Cash flow from operating activities (1)	$231,596	$243,429
Cash flow from investing activities:
Loan receivables, net of cash repayments	34,406	10,125
Purchases of furniture, fixtures, equipment and improvements (2)	(44,311)	(35,677)
Free cash flow	221,691	217,877
Merger and other acquisition expenses paid, net of tax benefit	1,276	7,072
Adjusted free cash flow	$222,967	$224,949

(1)	The twelve months ended December 31, 2018 includes a $21 million cash inflow from a non-recurring tax refund related to the merger.

(2)
The twelve months ended December 31, 2019 include the impact of accelerated new store expansion activities in Latin America with 89 new stores opened during 2019 compared to 52 new stores opened during 2018.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group

Phone:	(817) 886-6998

Email:	gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer

Phone:	(817) 258-2650

Email:	investorrelations@firstcash.com

Website:	investors.firstcash.com